UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED): June 11, 2012

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNS ENERGY CORPORATION (An Arizona Corporation) 88 East Broadway Boulevard Tucson, AZ 85701 (520) 571-4000	86-0786732

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On May 25, 2012, UNS Energy Corporation (the “Company”), formerly known as UniSource Energy Corporation, gave notice of the redemption of all of its outstanding 4.50% Convertible Senior Notes due 2035 (the “Convertible Notes”), totalling $34.7 million in aggregate principal amount, on June 11, 2012 at a redemption price of 100% of the principal amount thereof plus accrued interest. The Convertible Notes were convertible by the holders thereof into shares of the Company’s Common Stock at the conversion rate of 29.001 shares of Common Stock for each $1,000 principal amount of Convertible Notes converted. Rather than having their interests redeemed, on or prior to June 11, 2012, holders of $34,466,000 aggregate principal amount of the Convertible Notes converted their interests into 999,535 shares of the Company’s Common Stock. The remaining $188,000 aggregate principal amount of Convertible Notes was redeemed for cash on June 11, 2012.

Set forth below is a chart that shows the conversions:

Conversion Date	Principal Amount of Convertible Notes Converted	Number of Shares of Common Stock Issued
June 1, 2012	$4,997,000	144,915
June 4, 2012	$48,000	1,392
June 5, 2012	$1,310,000	37,990
June 6, 2012	$11,649,000	337,830
June 7, 2012	$3,187,000	92,423
June 8, 2012	$13,275,000	384,985
Total	$34,466,000	999,535

In addition, on May 2, 2012, holders of $208,000 aggregate principal amount of Convertible Notes converted their interests into 6,032 shares of the Company’s Common Stock.

The shares of the Company’s Common Stock were issued solely to former holders of the Convertible Notes upon conversion pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. This exemption is available to the Company because the shares of the Company’s Common Stock were exchanged by the Company with its existing security holders with no commission or other remunerations being paid or given for soliciting such an exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 13, 2012	UNS ENERGY CORPORATION (Registrant) /s/ Kevin P. Larson
Kevin P. Larson Senior Vice President and Chief Financial Officer